Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SciQuest, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 8, 2013, with respect to the financial statements of SciQuest, Inc. and the effectiveness of internal control over financial reporting of SciQuest, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 5, 2014